EXHIBIT 99.1

NEWS RELEASE

Contact:	James G. Reynolds
Talya Nevo-Hacohen
(949) 221-0600

HEALTH CARE PROPERTY INVESTORS, INC. ANNOUNCES CORPORATE GOVERNANCE INITIATIVES: APPROVES TERMINATION OF STOCKHOLDER RIGHTS PLAN AND PROPOSES BOARD DECLASSIFICATION

NEWPORT BEACH, CA., January 22, 2004—Health Care Property Investors, Inc. (NYSE: HCP), an equity health care real estate investment trust (REIT), today announced that, pursuant to recommendations made by its Nominating and Corporate Governance Committee chaired by Richard M. Rosenberg, retired chairman and chief executive officer of Bank of America, it is undertaking certain corporate governance initiatives that it believes are in the best interests of the Company’s stockholders. The Company’s Board of Directors has approved an amendment to the Company’s stockholder rights plan (“poison pill”) that will cause the rights to expire on February 2, 2004 and has approved amendments to the Company’s charter and bylaws that would declassify its Board of Directors and provide for the annual election of directors. Under the current classified system, directors are elected to a three-year term and approximately one-third of the full board is up for election each year. The charter amendment providing for declassification will require stockholder approval, which the Company intends to seek at its 2004 annual stockholders’ meeting.

# # # # # #

Health Care Property Investors, Inc. (NYSE: HCP) is a self-administered equity real estate investment trust (REIT) that invests directly or through joint ventures in health care facilities. As of September 30, 2003, the Company’s portfolio of 446 properties in 43 states consisted of 31 hospitals, 175 long-term care facilities, 124 retirement and assisted living facilities, 85 medical office buildings and 31 other health care facilities. For more information on Health Care Property Investors, Inc. visit the Company’s web site at www.hcpi.com.